                                                                 Exhibit (d)(3)

[Please note that following is an English translation of a document written in Spanish which is also attached as an exhibit to the Schedule TO. Although Purchaser believes the following English translation to be an accurate translation of the original document written in Spanish, the following English translation is qualified in its entirety by reference to the original document written in Spanish.]

This Agreement (the "Agreement") is entered into by and among PRIMOR ALIMENTOS C.A., a Venezuelan corporation with domicile in the City of Caracas and originally registered as ALPROVENCA, Alimentos y Productos Venezolanos C.A. in the Fifth Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda on September 23, 1998, under No. 42, Volume 251-A-Qto., (such name was changed pursuant to a document recorded in the above mentioned Registry on December 13, 2000 under No. 49, Volume 491A Qto.) ("Primor Alimentos"), represented by its Director, Lorenzo Mendoza G., a Venezuelan citizen of full age, holder of identity card No. 6.818.047, whose authority was evidenced by the document attached hereto and marked "Exhibit A"; PRIMOR INVERSIONES C.A., a Venezuelan corporation with domicile in the City of Caracas and registered in the referenced Registry on January 9, 2001, under No. 81, Volume 497-A QTO. ("Primor Inversiones" or "The Offeror" and, together with Primor Alimentos, "Primor") represented by its Director Lorenzo G. Mendoza a Venezuelan citizen of full age, holder of identity card No. 6.818.047, whose authority was evidenced by the document attached hereto and marked "Exhibit B", PARTY OF THE FIRST PART, and JONATHAN COLES WARD, a Venezuelan citizen of full age, holder of identity card No. 4.769.803; ALBERTO TOVAR PHELPS, a Venezuelan citizen of full age, holder of identity card 5.541.127; LILIAN CERVINI DE POLEO, a Venezuelan citizen of full age, holder of identity card No. 941.150, ALICIA COLES, a Venezuelan citizen of full age, holder of identity card 11.306.466, ANDRES COLES, a Venezuelan citizen of full age, holder of identity card 10.335.123, represented by Jonathan Coles, a Venezuelan citizen of full age, a resident of Caracas and holder of identity card 4.769.803, whose representation authority was evidenced by a power of attorney granted on 15

January 2001, MIGUEL COLES, a Venezuelan citizen of full age, holder of identity card No. 14.121.012, represented by Jonathan Coles, whose particulars and authority appear herein above, NELLY CERVINI DE FRAGACHAN, a Venezuelan citizen of full age, holder of identity card No. 350.085, JESUS ANIBAL ROJAS, a Venezuelan citizen of full age, holder of identity card No. 501.866; BEATRIZ DE CHELMISNKI COLES, a Venezuelan citizen of full age, holder of identity card No. 3.174.756, JESUS MANUEL ROJAS, a Venezuelan citizen of full age, holder of identity card No.2.154.559, NICHOLASHA LIMITED, a company incorporated and existing under the laws of the British Virgin Islands, represented by Guillermo de la Rosa, a Venezuelan citizen of full age and a resident of Caracas, holder of identity card No. 5.538.705, duly empowered to act by virtue of the power of attorney granted to him on 15 January 2001, SHARE SYNDICATE I. L.L.C., a company incorporated and existing under the laws of the State of Delaware, USA, represented by its Vice-president and Secretary, Ibrahim Garcia, a Venezuelan citizen of full age and a resident of Caracas, holder of identity card No. 10.841.544, duly empowered to act by virtue of the resolution passed by the sole administrator of the company on December 8, 2000, SHARE SYNDICATE II, L.L.C., a company incorporated and existing under the laws of the State of Delaware, USA, represented by its President and Secretary, Guillermo de la Rosa, a Venezuelan citizen of full age and resident of Caracas, holder of identity card No. 5.538.705, duly empowered to act by virtue of the resolution passed by the sole administrator of the company on December 8, 2000, SHARE SYNDICATE IX, L.L.C., a company incorporated and existing under the laws of the State of Delaware, USA, represented by its Vice-President and Secretary, Ibrahim Garcia, a Venezuelan citizen of full age and resident of Caracas, holder of identity card No.

10.841.544, duly empowered to act by virtue of the resolution passed by the sole administrator of the company on December 8, 2000, BERKSHIRE INTERNATIONAL S.A., a corporation incorporated and existing under the laws of the Republic of Panama, represented by Luis Garcia Montoya, a Venezuelan citizen of full age residing in Caracas and holding identity card No. 3.189.825, acting in his capacity as agent, who is duly empowered to act by virtue of the minutes of the meeting of the board of directors of the company held on 15 January, 2001, VALORES SAN NICOLAS C.A., a business company with domicile in the city of Caracas, duly formed on 25 April 1986 by the recordation of the relevant documents with the Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda, under No. 2, Volume 26-A Pro, represented by its agent, Angel Alberto Cervini, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 945.768, duly authorized to act by virtue of the power of attorney certified on 19 January 2001 before an officer of Notary Public's Office No. 25 of the Libertador Municipality, Capital District, under No. 36, Volume 04 of the Certification Book kept by such Office, EDIFICIOS Y REMODELACIONES EL ENCUENTRO C.A., a company with domicile in the city of Caracas, duly formed on 6 October 1988 by the recordation of the relevant documents with the Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda, under No. 68, Volume 5-A Sgdo., represented by its President, Henry Simon Chauran, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 4.898.663, duly authorized to act by virtue of the Certificate of Incorporation and Bylaws of the company he represents and by the minutes of the Shareholders' Meeting held on 15 January 2001, registered with the Second Commercial Registry of the Judicial Circumscription of the Federal

District and State of Miranda on 17 January 2001 and recorded under No. 5, Volume 8-A Sgdo., DESARROLLOS 480 C.A., a company with domicile in the city of Caracas, duly formed on 15 December 1976 by the recordation of the relevant documents with the Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda, under No. 101, Volume 110-A Pro., represented by its director, Angel Cervini, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 943.768, duly authorized to act by virtue of the Certificate of Incorporation and Bylaws of the company he represents and by the minutes of the Shareholders' Meeting held on 15 January 2001, registered with the First Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda on 16 January 2001 and recorded under No. 60, Volume 6-A Pro., CONSULTORIA ESTUDIOS PROYECTOS, C.A. (CONEPRO), a company duly formed on 26 March 1987 by the recordation of the relevant documents with the Second Commercial Registry of the Judicial Circumscription of the Federal District and State of Carabobo, under No. 21, Volume 12-A, represented by Jonathan Cole, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 4.769.803, duly authorized to act by virtue of the power of attorney granted to him on 15 January 2001, INVERSIONES STUART, C.A., a company with domicile in Caracas, duly formed on 28 August 1990 by the recordation of the relevant documents with the First Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda, under No. 19, Volume 248-A Sgdo., represented by Jonathan Coles, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 4.769.803, duly authorized to act by virtue of the Certificate of Incorporation and Bylaws of the company he represents and by the minutes of the Shareholders' Meeting held on 15 January 2001, duly authorized to act by virtue of the power of attorney granted to him on 15 January 2001, LAVEDA FINANTIAL LTD., a company formed and existing under the laws of the British Virgin Islands, represented by Luis Garcia Montoya, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 3.189.825, duly authorized to act by virtue of the power of attorney granted to him on 19 January 2001, and VALORES EL JUNKO, C.A., a company with domicile in the city of Caracas, duly formed on 22 March 1988 by the recordation of the relevant documents with the First Commercial Registry of the Judicial Circumscription of the Federal District and State of Miranda, under No. 23, Volume 80-A Pro., represented by its director, Lilian Cervini de Poleo, a Venezuelan citizen of full age, residing in Caracas and holding identity card No. 2.837.560, duly authorized to act by virtue of the Certificate of Incorporation and Bylaws of the company (the "Shareholders" and the "Holders") as evidenced by the documents attached hereto marked C-1 to C-14, which make a part hereof, ALL OF WHOM ARE PARTIES OF THE SECOND PART. This Agreement shall be governed by the Provisions below which, together with all the Exhibits hereto, shall constitute the entire Agreement.

1. SUBJECT MATTER.
------------------
Subject to the terms and conditions hereof, Primor agrees to purchase from the Shareholders and Holders and such Shareholders and Holders agree to sell to Primor, as a single unit, one billion, three hundred eighty-four million, four hundred forty-seven thousand, one hundred five (1,384,447,105) shares of MAVESA S.A. ("Mavesa"), a business company originally recorded on 19 May, 1949 in the Commercial Registry maintained by the District Court on Commercial Matters of the Federal District under No. 522, Volume 2-B. The latest amendment was recorded with the First Commercial Registry of the

Judicial Circumscription of the Federal District and State of Miranda on 28 August 2000, under No. 39, Volume 148-A-Pro. The par value of such shares (the "Shares") is 10 Bolivares (Bs. 10) each, two hundred ninety-six million, six hundred seven thousand, one hundred fifty-nine (296,607,159) of which are represented by four million, nine hundred forty-three thousand, four hundred fifty-three (4,943,453) American Depositary Receipts (the "ADRs") issued by The Bank of New York and, together with the Shares, the "Securities". Each ADR represents 60 Mavesa shares. It is a material provision of this Agreement that the Securities be purchased as a single unit, i.e., with respect to the total number of such Securities. The purchase shall under no circumstances be made in parts or fractions.

The obligation to transfer the ownership rights on the Securities and the obligation to pay the price therefore will be enforceable only if the Offers are successful and upon the appropriate Offer closings effected in the manner set forth in section 3 below.

2. PRICE
--------
The price (the "Price") to be paid for the Securities shall be US$0.1416887470 per Share and US$8.5013248220 per ADR. The full price to be obtained by Shareholders and Holders shall be one hundred ninety-six million, one hundred sixty thousand, five hundred seventy-five US dollars and sixty cents (US$ 196,160,575.60). The price will be paid in United States dollars only. Exhibit D hereto sets forth the portion of the Price that will be paid to each Shareholder and Holder.

3. SECURITIES PURCHASE AND SALE PROCEDURE
-----------------------------------------
Primor's acquisition of the Securities as a single unit implies that Primor will have a Controlling Majority interest in Mavesa. Consequently, the purchase shall be made subject to the provisions of the Capital Market Law, of the Rules on Assumption of Control of Companies which make Public Offers of Shares and other Rights Regarding the Same, as published on 19 September, 2000 in the Republic of Venezuela Official Gazette No. 37,039 (the "Rules on POs"), of the Rules of the Venezuelan Securities Commission ("Venezuelan Securities Commission"), including the Rules on Capital Market Transparency established by the Venezuelan Securities Commission and published on 26 February, 1999 in the Republic of Venezuela Official Gazette No. 36,650, and of other laws applicable in Venezuela, including the Income Tax Act and its regulations (such laws applicable in Venezuela shall be hereinafter referred to as the "Venezuelan Regulations"). As to ADRs, the referenced purchase shall abide by the regulations in force in the United States of America (hereinafter the "American Regulations").

The procedure set forth below will be followed in order to enforce the Venezuelan and American Regulations:

A) Primor and the Shareholders and Holders, acting through the Representative (as defined in section 4 below) shall, immediately after the execution hereof, make a joint disclosure of the terms of this Agreement in a manner that will ensure the transparency and protection of all the shareholders and holders of ADRs, pursuant to the provisions of the Venezuelan and American Regulations.

B) Subject to the terms and conditions hereof, Primor will simultaneously carry out (i) a controlling interest public offering in Venezuela, directed to all Mavesa shareholders (the "Venezuela Offering"), and (ii) a securities purchase public offering in the United States of America (the "US Offering", and together with the Venezuela Offering, the "Offers") directed to all Mavesa ADR holders.

C) The subject matter of the offers will be the purchase of a number of outstanding Mavesa shares and ADRs (free of pledges, security assignments, privileges and any other encumbrance that may negatively affect the full use, enjoyment and disposition thereof) that jointly represent at least sixty-five percent (65%) of the outstanding share capital of Mavesa (the "Base Condition"). However, Primor will state in the Offers that if valid acceptances are received from Mavesa shareholders and ADR holders that allow Primor to acquire, as indicated above, a number of Mavesa shares and ADRs in excess of the referenced percentage, then Primor will purchase all the outstanding Mavesa shares and ADRs that are offered to Primor during the life of the Offers. Consequently, there will be no Offer prorating.

D)   The Offer price shall be US$0.1416887470 per Mavesa share and US$
     8.5013248220 per Mavesa ADR, i.e., the same price to be paid to the Shareholders and Holders in accordance with the provisions of section 2 hereof.

E) The initial duration period of the Offers shall be twenty-one (21) trading days, commencing at the start of the Offers.

F) Exhibits E-1 and E-2 describe the main terms and conditions of the Offers. It is agreed that Primor will be able to unilaterally increase the price, extend the Offer periods, decide whether the Offers have failed, waive the Base Condition or any other condition or rule for the benefit of Primor, or terminate or revoke the Offers pursuant to the terms and conditions established in such Offers. If the Venezuelan Securities Commission or the US Securities and Exchange Commission (the "SEC") request that the structure of the Offers be changed, Primor and the Shareholders and Holders, acting through their Representative, will mutually and in good faith determine such changes. If no agreement has been reached within ten (10) trading days following the request by the Venezuelan Securities Commission or the SEC, Primor or the Shareholders and Holders may treat this Agreement as terminated in the manner set forth in section 11 below.

G) In order to keep a balance with respect to the Offers and to provide equal treatment to all Mavesa shareholders and ADR holders, the terms and conditions of the Offers shall be substantially the same, and they will only change where required by the Venezuelan or American Regulations or by the practices of the American or Venezuelan markets.

H) Primor will allow the Representative of the Shareholders and Holders and their financial, accounting and legal advisors to examine and make observations to the reports, prospectuses and any and all documents that must be filed with the Venezuelan Securities Commission and/or with the SEC; such examinations and observations must be made in advance within periods reasonably habitual for transactions of this nature. Notwithstanding the foregoing, Primor will abide by the Venezuelan and American Regulations. Primor will provide the Representative with a first draft of the Offer Reports no later than three (3) trading days before the date on which such Reports are to be filed with the Venezuelan Securities Commission and the SEC. The Shareholders and Holders will allow Primor and its financial, accounting and legal advisors to examine and make observations to the statements, reports and other documents that they must file with the Venezuelan Securities Commission or the SEC in connection with this Agreement and with the Offers, such examinations and observations must be made in advance within periods reasonably habitual for transactions of this nature. Notwithstanding the foregoing, the Shareholders and Holders will abide by the Venezuelan and American Regulations. Primor and the Shareholders and Holders Representative shall agree on the terms of any representation or document related to the background and formation of the negotiation.

I) Subject to the terms and conditions hereof, within five (5) trading days from the execution of this Agreement Primor will file with the SEC a no action letter in connection with the Offers. Should the SEC present no objections thereto, Primor will file the Offer Report Disclosure Authorization set forth in section 6 of the Rules on POs with the Venezuelan Securities Commission within ten (10) trading days from receiving the SEC response in writing. Primor will forthwith send a copy of the response to the Representative. The Offers shall start as soon as practicable, but within a period not in excess of five (5) trading days following the date on which the Venezuelan Securities Commission issued the Offer report disclosure authorization and the relevant Summaries.

J) Subject to the terms and conditions hereof, as soon as practicable, but within a period not in excess of five (5) trading days following the Offer commencement date, the Shareholders and Holders shall accept the Offers for all of the Securities, shall follow the acceptance procedures set forth in the Offers and shall only withdraw their acceptances in the manner provided for in section 11 hereof. The Shareholders and Holders whose Securities are subject to the Encumbrances described in Exhibit F shall make sure that the encumbrance creditors accept the Offers and the terms and conditions thereof.

K) If Mavesa shares and ADRs (including the Securities) are purchased under the Offers, the settlement and payment of the price will be made within the periods of time mandated by the Venezuelan and American Regulations, respectively.

L) If the price for the Offer in Venezuela or in the US is not paid within five (5) trading days after the closing of the respective Offer, Primor shall pay to all of Mavesa shareholders and ADR holders who validly accepted the Offers and whose price remains unpaid, as sole compensation for interest and damages, late interest at a rate of nine percent (9%) per annum; such interest will accrue as from the sixth (6th) trading day following the closing of the Offer in Venezuela or in the US, and will continue accruing until the date on which the payment related to the shares or ADRs is made available to shareholders or ADR holders. The compensation provided herein shall only be paid where the reasons for default are exclusively attributable to Primor. The following shall not be deemed reasons for default attributable to Primor: delays caused by actions or omissions of governmental authorities, of the Caracas Stock Exchange, of the Venezuelan Securities Depository, or arising from settlement procedures established by the Caracas Stock Exchange or other agencies.

M) Primor will designate a brokerage firm for Offer closing purposes in Venezuela. The closing of the Offer in Venezuela will take place during a special session of the Caracas Stock Exchange (the "Closing Date of the Offer") as provided by the Venezuelan Regulations and by the Caracas Stock Exchange rules.

N) The parties acknowledge that a portion of the price for the shares included in the Offer in Venezuela shall be withheld. The amount withheld shall be equivalent to the withholding percentage provided in the Venezuelan Regulations. The amounts withheld from the ADR price shall be equivalent to the withholding percentage provided in the American Regulations, if applicable.

O) Primor shall pay the expenses related to the preparation and acceptance of the Offers and any other expense to be paid by the initial offerors in accordance with the Rules on POs and the American Regulations. Primor shall not pay any expenses to be paid by Mavesa or by the Shareholders and Holders in accordance with the Rules on POs and the American Regulations. Professional fees of financial and legal advisors of each of the parties arising out of this Agreement and of the Offers shall be paid by the party who hired such advisors.

4.     REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS AND HOLDERS.
       -----------------------------------------------------------

A)     Representations and warranties of Shareholders and Holders in connection
       ------------------------------------------------------------------------
       with the Securities
       -------------------

       On the date hereof and on the Closing Date of the Offer the Shareholders and Holders jointly represent and warrant as follows:

       (i) That they own the Securities listed next to the name of each Shareholder or Holder in Exhibit G hereto

       (ii) That the Securities represent thirty-eight point forty-nine percent (38.49%) of the outstanding share capital of Mavesa and that, collectively, such securities represent the whole of the shares and ADRs of Mavesa directly or indirectly owned by the Shareholders and Holders.

       (iii) That the Securities have been validly issued, subscribed for, acquired and paid in full and that they are outstanding and free and clear of any Encumbrance, except as otherwise described in

              Exhibit F. Except as otherwise provided in this Agreement or in the Bylaws of Mavesa, which the parties hereby declare to know, the Securities are not subject to any voting agreements, voting trusts, shareholder agreements, options, subscription rights, preemptive rights, acquisition, conversion or exchange rights or any other arrangement that may require the Shareholders or Holders to transfer or encumber the Securities for any reason whatsoever.

       (iv) Each Shareholder and Holder has the ability, power and authority (including spousal authority (if required) or any other authority from a governmental authority or a third party) needed to execute this Agreement, to fulfill the obligations arising herefrom, and to sell the Securities in accordance with the terms herein. This Agreement has been duly signed by each Shareholder and Holder or by their duly authorized representatives. Consequently, this Agreement is valid, binding and enforceable in its entirety with respect to the parties, it does not run counter to the provisions of the Bylaws of Mavesa, or to the provisions of any other agreement or document or obligation of any of the parties, it does not entail the termination of any other agreement or document to which the Shareholders or Holders are parties, it does not give any third party the right to terminate, resolve or rescind any agreement or instrument to which the Shareholders or Holders are parties, nor does it violate any applicable regulation or judicial or administrative action.

       (v) Upon their acquisition by Primor, the Securities will give Primor the right to exercise all economic and political rights provided in the Venezuelan Regulations, in the Bylaws of Mavesa and in the ADR deposit agreement, subject to the observation of the Rules on POs.

B)     REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND HOLDERS IN
       -----------------------------------------------------------------
       CONNECTION WITH MAVESA AND ITS SUBSIDIARIES
       -------------------------------------------

       The Shareholders and Holders listed in Exhibit H jointly and severally represent and warrant that, on the date hereof,

       1.     Subsidiaries. Exhibit I contains a list of Mavesa's subsidiaries
              ------------
              with an indication of Mavesa's shareholding in each of them. The shares and other equity interests of Mavesa or its Subsidiaries described in Exhibit I-1 are free and clear of Encumbrances and are not subject to any voting agreements, voting trusts, shareholder agreements, options, subscription rights, preemptive rights, acquisition, conversion or exchange rights or any other arrangement that may require Mavesa or its Subsidiaries to transfer or encumber such shares or interests, except in the manner established in its certificate of incorporation and bylaws.

       2.     Capital Stock; Shares.
              ---------------------
              A) Mavesa's capital stock is divided into three billion, six hundred ninety million (3,690,000,000) common registered shares of a single class with a par value of ten Bolivares (Bs. 10) each. There are three billion, five hundred ninety seven million, ninety-nine thousand, eight hundred thirty-nine (3,597,099,839) outstanding shares. No issuance of additional Mavesa shares has been authorized.

              B) Except for the Repurchase Plan adopted at the Shareholders' Meeting of August 20, 2000 (The "Repurchase Plan") or the right to convert shares into ADRs, there is no option, security, agreement, plan, commitment or right of any kind whatsoever that binds Mavesa or any of its Subsidiaries to (i) issue, dispose of, acquire, redeem, convert, subscribe for or exchange any share or ADR of Mavesa or its Subsidiaries, (ii) issue securities convertible into or exchangeable for shares or ADRs of Mavesa or its Subsidiaries.

3.     Financial Statements. To the knowledge of the Shareholders and Holders,
       --------------------
       the audited financial statements and the unaudited financial statements included in the reports filed with the Venezuelan Securities Commission and with the SEC and those audited as of October 31, 2000 (hereinafter, including their notes and schedules, the "Financial Statements") present fairly the financial position, result of the operations and the changes in the consolidated financial condition of Mavesa and its Subsidiaries as of the date thereof and for the periods indicated (subject, in the case of the unaudited financial statements, to year end adjustments). The financial statements have been prepared (i) in conformity with generally accepted accounting principles in Venezuela and in the US, applied consistently with the ones applied in previous periods (except as otherwise indicated in the respective notes to the Financial Statements) and in conformity with applicable regulations (the "GAAP"), and (ii) on the basis of the books and records of Mavesa and its Subsidiaries.

4.     Property and Assets; Encumbrances. Mavesa and each of its Subsidiaries
       ---------------------------------
       own or have the continuous right to use any and all material assets needed for the continuity of the business under current conditions, free and clear of any Encumbrances, except as indicated in Exhibit J.

5.     Industrial Property Rights.
       --------------------------

       A) Exhibit K lists the registrations and applications for registration in connection with trademarks, slogan, trade names, labels, logos and any other intellectual property right subject to registration, copyrights, whether registered or unregistered (the "Industrial Property Rights") owned by or licensed to Mavesa and its Subsidiaries, free and clear of any Encumbrance.

       B) To the knowledge of the Shareholders and Holders, Mavesa and its Subsidiaries are not violating any Industrial Property Right of third parties, and such Shareholders and Holders have not received written claims or notices of violation of Industrial Property Rights of third parties.

6.     Agreements.
       -----------

       (A) Exhibit L lists the following agreements, which are currently in force and which have been executed by Mavesa or its Subsidiaries (the "Material Agreements"):

              (1) agreements of any kind whatsoever that cause Mavesa or its Subsidiaries to receive or to pay an amount of money or any other consideration in excess of one million US dollars (US$1,000,000), or its equivalent in any other currency in a period of twelve (12) months, or that entail an obligation, liability, debt or contingency to be assumed by Mavesa or any of its Subsidiaries in excess of one million UD dollars(US$ 1,000,000), or its equivalent in any other currency in a period of twelve (12) months;

              (2) agreements of any kind whatsoever that entail the termination, payment, indemnification, compensation or right to request their termination in the event that a change in control occurs with respect to Mavesa or its Subsidiaries;

              (3)    trademark use or trademark coexistence license agreements;
                     and

              (4)    agreements with Related Persons.

       (B)    Exhibit L lists all of the Material Agreements.

       (C) To the knowledge of the Shareholders and Holders, Mavesa and its Subsidiaries have fulfilled all of the relevant obligations imposed on them and arising from the Material Agreements. The other parties to the Material Agreements have also fulfilled their obligations thereunder. Mavesa and its Subsidiaries have not been given any notice of default in connection with any Material Agreement.

7.     Non Off-Balance Sheet Liabilities or Significant Changes
       --------------------------------------------------------

       Except (i) as shown in the Audited Financial Statements as of October 31, 2000, (ii) for the liabilities or obligations generated during the ordinary course of business in a manner consistent with past practices, or (iii) as shown in Exhibit M, (a) neither Mavesa nor its Subsidiaries have liabilities or obligations of any kind whatsoever that are required to be shown in the balance sheet of Mavesa or its Subsidiaries in accordance with the GAAP, whether actual, contingent, due or undue, that materially and adversely affect the audited financial statements, (b) the ordinary course of business of Mavesa and its Subsidiaries has been conducted in a manner consistent with past practices, and (c) none of the events described in section 6 hereof have occurred.

       8.     Lawsuits. Exhibit N contains a list of all administrative,
              --------
              judicial or arbitration proceedings of any kind and of jurisdictional or arbitration decisions under execution or of administrative decisions of preventive or summary nature which Mavesa or the Subsidiaries thereof have been given notice of or which are known by the Shareholders and Holders and which involve Mavesa or any of its Subsidiaries in amounts above one million American Dollars (US$1,000,000), or an equivalent amount in other currencies, or which object the validity of Important Contracts.

       9.     Compliance with the Rules and Regulations. Mavesa and its
              -----------------------------------------
              Subsidiaries and, if applicable, the Shareholders and the Holders, comply with all the laws, regulations and rules related to the securities and capital market and with the tax laws in force in Venezuela and in the United States. To the extent known by the Shareholders and the Holders, Mavesa and its Subsidiaries comply with all the laws, regulations, resolutions and with any other rules, administrative acts and applicable judgements, either national, state, municipal or foreign ones.

              There is no communication or notice arising from governmental authorities and sent to Mavesa or its Subsidiaries which proves non-performance or shows any facts that may imply failure to comply with the rules.

      10.     Financial Information and Prospective Cash Flow. The financial
              -----------------------------------------------
              information as of December 31, 2000 prepared according to the GAAP and the prospective cash flow as of March 31, 2001 which are contained in Exhibit N-1 hereof, present fairly Mavesa financial position and that of the Subsidiaries thereof at that date. Moreover, the activity of the financial position of Mavesa and its subsidiaries for the prospective period have been prepared by Mavesa in good faith, based on the books and records thereof and taking into account the information known by Mavesa and its Subsidiaries at the present date. The best estimate of regular and extraordinary income, as well as disbursements of any kind (costs, expenses, investments, including those incurred with relation to this Agreement and to the transactions provided for herein, etc.) have been included therein.

For the purpose of this Agreement, the following terms shall have the following meaning:

"Encumbrances": mortgages, pledges and any other interests, assignments, sales with right of redemption, sales with title retention, conditional sales, securitization, liens, trusts, restraining orders to sell and assess, seizures and any other judicial summary or preventive measure, third parties' rights or claims that may affect the right of full use, enjoyment and disposition of a property, purchase options and any other encumbrances, not including easements.

"Related Persons": Related persons are (i) the Shareholders and the Holders;
(ii) persons who are directors or executive officers of Mavesa or any of its Subsidiaries; (iii) shareholders or holders of ADRs of Mavesa representing more than five (5%) percent of Mavesa capital stock (other than the Shareholders and Holders); (iv) any person which directly or indirectly controls, is under the control of, or under the joint control of any of the persons mentioned in the above paragraphs; (v) the spouses or any relative of the persons mentioned in the above subsections, up to relatives to the second degree by marriage and to the fourth degree by consanguinity.

"Subsidiaries" of Mavesa means any legal person whose capital stock or assets is directly or indirectly owned by Mavesa, in more than fifty percent (50%), or any legal person where Mavesa has the right to choose a majority of the members of the Board or similar body.

FIVE: REPRESENTATIONS AND WARRANTIES OF PRIMOR
----------------------------------------------

Primor represents and warranties that as at the present date:

(i) except for the authorizations of the Venezuela Securities Commission and of the SEC provided for herein, Primor has any necessary power and authorization (including from government authorities or any third party) to enter into this Agreement, to perform the obligations provided herein and to purchase the Securities, under the terms set forth herein. This Agreement has been duly signed by the authorized representative of Primor. Therefore, this Agreement is valid, binding and enforceable among the parties thereto; it does not violate any other Agreement, document or obligation of any party; neither does it cause the maturity of the terms of any other Agreement or document where Primor is a party thereto; it does not grant any third party the right to terminate any other Agreement or instrument where Primor is a party thereto and it does not violate any judicial, regulatory act or applicable rule.

(i) Primor has the financial and indebtness capacity to perform the obligations hereunder and the obligations to be assumed by virtue of the Offers.

(ii) Primor is a party of the industrial holding "Empresas Polar" and shall remain as such for a period of twelve (12) months following the Closing Date of the Offers.

(iii) Primor is a corporation duly organized and existing. There are no grounds for dissolution or liquidation, and it is empowered to execute this Agreement and to make Offers.

(iv) Primor is financially able to meet its obligations and it is not under any proceeding prior to the adjudication of bankruptcy; it is not a party of any lawsuit whose negative result may materially affect its obligations arising from this Agreement and the Offers.

SIX: OBLIGATIONS ASSUMED BY THE SHAREHOLDERS AND HOLDERS
--------------------------------------------------------

The Shareholders and Holders mentioned in Exhibit H shall make sure that, from the present date up to the date of actual election of the new Directors of Mavesa appointed by Primor at a Special Meeting of Shareholders of Mavesa (the "Date on which Officers take Office"), Mavesa and its Subsidiaries:

A) shall conduct their business within the regular course of business consistently with its past performance for the last twelve (12) months, except for the provisions of Exhibit O;

B) shall not submit grounds for dissolution of Mavesa or any Subsidiaries thereof provided for in the applicable rules; they shall not be liquidated, merged or divided;

C) shall not sell in whole or in part any substantial fixed assets for the regular performance of the business or any Industrial Property Rights; they shall not give any kind of encumbrance on the whole or part of the substantial fixed assets thereof for the regular performance of the business or any Industrial Property Rights, except for the provisions set forth in Exhibit P;

D) shall not unfairly dismiss nor hire employees (but, they shall abide by the labor commitments made before the date of this Agreement); they shall not enter into material agreements with current employees; they shall not increase labor compensations or benefits (except those provided for in Collective Bargaining Agreements in force or provided by law); and they shall not adversely affect the current relationship with their suppliers, contractors and customers;

E) shall not authorize dividend distribution to the shareholders, except (i) in the amounts required in article 115 of the Capital Market Act; (ii) dividends totally or partially payable to Mavesa by Subsidiaries which are totally owned by Mavesa; they shall not change their habitual manner of quarterly payments of dividends; and they shall not call Special Shareholders' Meetings other than the one provided for herein.

F) shall not redeem nor purchase their respective shares or ADRs (including without limitation, the purchase of shares or ADRs according to the Repurchase Plan); they shall not sell nor distribute shares or ADRs of Mavesa owned by Mavesa or by any Subsidiaries thereof;

G) shall not issue shares, ADRs or securities that may be exchanged or converted into shares or ADRs, or securities that may grant the right to vote in Mavesa or in the Subsidiaries thereof; and they shall not grant options that give the right to subscribe, purchase or exchange shares or ADRs of Mavesa;

H) shall timely perform the obligations arising from the laws, regulations, resolutions and any other applicable Venezuelan and American regulation related to the capital or securities market, and specifically, they shall timely submit the reports, information or documentation required by the Venezuelan and American regulation on securities matters. Furthermore, they shall disclose the information required in such regulation and said documentation shall comply with the Venezuelan and American Regulation and specially they shall timely submit the Form 14D-9 and the comments on the Offers according to the applicable rules, and the information contained therein shall comply with the Venezuelan and American Regulation;

I)     shall maintain the existing insurance policies with the current coverage;

J) shall not modify, terminate, infringe or assign any Material Agreements or Industrial Property Rights; they shall not enter into any other contracts that are deemed Material Agreements; they shall not waive, accept, dismiss, enter into an agreement in connection with lawsuits; they shall not require a decision in Equity with relation to any rights under any Material Agreements and Industrial Property Rights; they shall not lease their assets;

K) shall not incur financial liabilities above two million American Dollars (US$2,000,000), or its equivalent amount in other currencies; they shall not secure third party's obligations other than the obligations of their

       Subsidiaries; they shall not grant loans or advances; they shall not make investments, except in the case stated in Exhibit Q, or in case of investments during the regular course of business;

L) shall not modify any accounting methods or practices, except the modifications required by law, rules or the GAAP; and

M) shall not adopt any decision that renders any representation or warranty of the Shareholders or Holders contained in Subsection B) of Section Four inaccurate.

SEVEN: OTHER OBLIGATIONS OF THE SHAREHOLDERS AND HOLDERS
--------------------------------------------------------

Apart from the obligations assumed in the remaining Sections of this Agreement, the Shareholders and Holders assume the following obligations:

A) Upon acceptance of the Offers, the Shareholders and Holders shall waive, only for the Offers, the preemptive rights that may correspond according to Section Six of the Certificate of Incorporation and Bylaws of Mavesa.

B) Except otherwise provided for herein, the Shareholders and Holders shall not indirectly nor directly request or make any proposal, offer or claim of information through third parties; they shall not supply information to any third party, and shall not be a party in a discussion or negotiation with any third party intended to enter into preliminary and/or final agreements that involve (i) the sale or transfer of any securities issued by Mavesa (including shares and ADRs) or by any Subsidiaries thereof that the Shareholders and Holders may own directly or indirectly in Mavesa or in any Subsidiaries thereof, (ii) approval of mergers, divisions, consolidation, business combination, reorganization, recapitalization, or any other transaction related to

       Mavesa or any Subsidiaries thereof or any entity or corporate body that directly or indirectly owns Mavesa securities or those of any of the Subsidiaries thereof (each of the transactions mentioned in subsections
       (i) and (ii), hereinafter referred to as a "Transaction").

C) During the term of this Agreement the Shareholders and Holders shall postpone any discussion or negotiation related to a Transaction that may be currently performed by the Shareholders and Holders or by the representatives thereof.

D) Each Shareholder and Holder shall immediately give written notice to the Offeror of any offer or request, either verbal or written, made by any natural person or legal person or entity related to a Transaction submitted to such Shareholder or Holder, including the identification of the person that makes the offer or the request, except when forbidden by confidentiality agreements executed before December 15, 2000.

E) The Shareholders and Holders shall call a Special Meeting of Shareholders of Mavesa to be held no later than six (6) trading days following the payment day of the Offers, in order to deal with the appointment of new Directors and Statutory Auditors (comisarios).

F) The Shareholders and Holders shall comply with the laws, regulations and any other applicable rules related to Venezuelan and American securities and capital markets.

G) The Shareholders and Holders shall not vote for modifications of the Certificate of Incorporation and Bylaws of Mavesa or modifications of the rule on dividends, except for the amounts required by article 115 of the Capital Market Act; and they shall not suggest nor vote for the modification of their habitual manner of quarterly payment of dividends; they shall not request the calling of special meetings of shareholders, except the one provided for herein.

EIGHT: OBLIGATIONS ASSUMED BY PRIMOR
------------------------------------

Apart from the obligations assumed in the other Sections hereof, Primor is bound to:

A) Not to exercise the right to limit the number of Shares or ADRs, subject matter of the Offers foreseen in article 16 of the rules on POs and the American regulation, without written consent of all the Shareholders and Holders.

B)     Not to exercise the right of withdrawal foreseen in subsection 1 of article 16 of the rules on POs, without written consent of all Shareholders and Holders; having Primor the right to terminate this Agreement according to the provisions set forth therein.

NINE:  INDEMNITY
----------------

(A)    Indemnity by the Shareholders and Holders
       -----------------------------------------

       (a) The Shareholders and Holders, and with relation to subsection B) of Section Four and Section Six, only the Shareholders and Holders mentioned in Exhibit H shall indemnify and hold Primor harmless (and Mavesa and the Subsidiaries thereof as from the Date on which officers take office), and their respective assignees, directors, executives, advisors and shareholders (jointly referred to as "Indemnitees") against any and all Damages (defined below) sustained by the Indemnitees that directly result from any of the following:

              (i) false or inaccurate representation by any Shareholders or Holders contained in Section Four herein;

              (ii) non-compliance of any obligation provided for herein by the Shareholders or Holders; and

     (iii) any claim that has been sustained by final judgement or arbitration award made by third parties with whom any Shareholders, Holders or Mavesa have entered into final or preliminary agreements or to whom any Shareholders, Holders or Mavesa have made any representation or have given any warranty with relation to the sale of any assets, securities or interests in Mavesa and the Subsidiaries thereof.

For the purposes hereof, "Damages" mean any damages that may be cured according to the Venezuelan legislation, including without limitation, damages resulting from the debtor's contractual breach, income loss, interest, penalties, fines, taxes, costs and expenses (including reasonable fees and expenses of lawyers and experts, and any other expenses incurred in the defense with relation to such Damages, provided that the claim is sustained by final judgement or award).

     (b) Should the Shareholders and Holders need to indemnify any of the Indemnitees in accordance herewith, the Shareholders and Holders shall have no right to claim indemnity from Mavesa or any Subsidiaries thereof. Consequently, the Shareholders and Holders waive any counterclaim against such persons.

(B)  Indemnity by Primor
     -------------------

     (c) Primor shall indemnify and hold the Shareholders and Holders harmless (and Mavesa and the Subsidiaries thereof as from the Date on which officers take office), and their respective assignees, directors, executives, advisors and shareholders (jointly referred to as "Indemnitees") against any and all Damages (defined below) sustained by the Indemnitees that directly result from any of the following:

     (i) false or inaccurate representation by any Shareholders or Holders contained in Section Five herein;

     (ii)  non-compliance of any obligation provided for herein by Primor; and

     (iii) any claim that has been sustained by final judgement or arbitration award made by third parties with whom Primor has entered into final or preliminary agreements or to whom Primor has made any representation or given any warranty with relation to the sale of any assets, securities or interests in Mavesa and the Subsidiaries thereof.

(C)  Indemnity Procedure
------------------------
     (a) As soon as the Indemnitee is given notice of a claim or the file of any legal, arbitration or administrative action (an "Action") through which indemnity or reimbursement is claimed against any Shareholder or Holder, or against Primor, as the case may be, in accordance herewith ("Indemnitor"), the Indemnitee shall give written notice to the Representative or to Primor, as applicable, concerning such indemnity. It is understood that failure to give such notice shall relieve Indemnitor from its indemnity liability, except when failure to give such notice results in the loss or limitation of the right of defense of the Indemnitor. Likewise, as soon as the Indemnitee knows about any fact or omission with relation to which it may claim an indemnity or reimbursement in accordance herewith, it must give notice to Indemnitor, regardless whether there is a claim from any third party or not.

     (b) Indemnitor is in charge of the defense of the Action, and the lawyers who shall be in charge of such Action must be appointed by the Indemnitor. Such lawyers shall be any of the ones mentioned in Exhibit R or any other lawyers acceptable by the parties, being the Indemnitee able to cooperate in the defense with its own lawyers. In case the Action is not sustained by final judgement, arbitration award or administrative act, without any remedies or recourses whatsoever, or while the final decision of the Action is still pending, the parties shall bear the costs incurred during the process and the lawyers' fees on an equal basis.

     (c) Indemnitee shall not perform any of the acts set forth in Article 154 of the Code of Civil Procedures with relation to any Action without prior consent of the Representative or Primor, as the case may be, which shall not be unreasonably denied.

     (d) The party which does not agree with the legal basis of the indemnity shall give notice to the other, stating in detail the grounds for such disagreement, no later than ten (10) trading days after reception of the indemnity claim. Should the claim fail to be solved on a friendly basis, as per provisions of Section Thirteen, any party may request an arbitration procedure, according to the provisions of said Section. In case there is no disagreement concerning the indemnity right relative to an indemnity claim within the period of ten (10) trading days above mentioned, The Indemnitee shall have the right to be indemnified within five (5) trading days following the end of the period of ten trading days (10) above mentioned, or within five (5) trading days following the amicable decision, if this takes place later.

(D) The right of the Indemnitee to be indemnified according to this Section shall not be affected in any way by any inspection or audit performed by any of the Indemnitors during the course of negotiation hereof.

(E)  Limitations to the Indemnity Rights.

Subject to the provisions of the last paragraph of this subsection (E), the obligation of the Shareholders, Holders and Primor, as the case may be, to indemnify Indemnitees according to this Section, shall be subject to the following limitations:

     (i) The Shareholders and Holders shall be severally liable in connection with the indemnity obligation in case of false or inaccurate representations and warranties provided for in subsection (A) of Section Four (Representations and Warranties of Shareholders and Holders in connection with Securities). Such liability shall be in force during three (3) years as from the Closing Date;

     (ii) The Shareholders and Holders mentioned in Exhibit H shall be severally liable in connection with the indemnity obligation in case of false or inaccurate representations or warranties provided for in subsection (B) of Section Four (Representations and Warranties of Shareholders and Holders related to Mavesa and the Subsidiaries thereof). Such liability shall be in force during twelve (12) months as from the Closing Date, and the Shareholders and Holders shall be only liable for Damages caused to Indemnitees up to a maximum amount of ten million American Dollars, (US$10,000,000).

     (iii) The Shareholders and Holders shall be severally liable in connection with the indemnity obligation in case of breach of the obligations of the Shareholders and Holders provided for herein. Such obligation shall be in force during twelve (12) months as from the Closing date.

     (iv) The indemnity obligation of Primor in case of false or inaccurate representations or warranties provided for in Section Five shall be in force during twelve (12) months as from the Closing Date; and

           Primor shall be only liable for Damages caused to Indemnitees up to a maximum amount of ten million American Dollars, (US$10,000,000);

     (v) The indemnity obligation of Primor in case of breach of the obligations provided for herein shall remain in force during twelve
           (12) months as from the Closing Date.

The terms above stated shall extend until a final decision is passed with relation to a claim, but only with relation to (i) court or out-of-court claims, administrative actions or proceedings brought before expiration of the terms mentioned in the above items of this subsection, or (ii) facts or omissions whose notice is given by Indemnitee to Indemnitor within the above mentioned terms, provided that the action or proceeding is brought within three (3) months following maturity of such terms (and in this case, it relates to indemnity obligations other than the ones set forth in subsection (A) of Section Four).

(F) In order to guaranty Indemnitees the indemnity payment for Damages to which they may be entitled on account of false or inaccurate representations or warranties provided for in subsection (B) of Section Four, Brown Brothers, Harriman & Co., ("BBH") has given a letter of credit in the name of the Shareholders and Holders named in Exhibit H, an irrevocable letter of credit in the amount of ten million American Dollars (US$ 10,000,000) the beneficiary of which is Primor Inversiones. Said letter of Credit, attached hereto as Exhibit S (the "Letter of Credit"), has the following conditions: (i) its maturity date shall be September 30, 2002, except in cases of early termination or extension that are provided for herein below; and (ii) payment of the pertinent indemnity amount or amounts shall be made by BBH as soon as it receives the direction to do so from Banco Venezolano de Credito C.A., S.A.C.A. ("BVC") under the following conditions:

     (a) In case Primor gives the Representative and BVC the notice provided in subsection (C)(a) hereof, that is enclosed hereto as T-1 and the Representative fails to give notice expressing its disagreement, as provided in subsection (C)(d) hereof, under the format of exhibit T-2, BVC shall direct BBH, on the trading day twelve (12) following the notice T-1, to proceed with the payment of the pertinent amount charging it to the Letter of Credit.

     (b) In case Primor and the Representative reach an agreement concerning the payment of damages for the concepts mentioned in subsection (B) of Section Four, Primor and the Representative shall jointly give notice to BVC, in the format enclosed hereto as T-3, for the latter to direct, within two (2) trading days, BBH to proceed with the payment of the pertinent amount charging it to the letter of Credit.

     (c) In case an indemnity payment for Damages for the concepts mentioned in subsection (B) of Section Four is ordered by the arbitrators according to Section Thirteen, Primor is empowered to unilaterally direct BVC, under the format enclosed hereto as T-4, to request from BBH, within the following two (2) trading days, the pertinent amount, charging it to the Letter of Credit.

     (d) Finally, should the arbitration award state that Primor is entitled to an indemnity payment according to this Agreement, but a final decision sustaining the Action is necessary, Primor is empowered, provided that a final decision sustaining the Action is passed, to immediately direct BVC, under the format enclosed hereto as T-5, to request within the following two (2) trading days from BBH to proceed with payment of the pertinent amount, charging it to the Letter of Credit and enclosing a certified copy of the final decision.

In spite of the Letter of Credit being issued with a maturity date on September 30, 2002,

(i) Primor is bound to contact as soon as practicable BVC and BBH directly, ordering the immediate cancellation of the Letter of Credit, when, by virtue of any reason, this Agreement is terminated by any reason provided for herein or by law.

(ii) In case that, as of August 31, 2002 there are indemnity claims filed within the terms and conditions set forth in subsection (E) hereof, still pending of a final decision, the Shareholders and Holders indicated in Exhibit H must renew the Letter of Credit until September 30, 2003 under the same conditions than the ones currently in force, but limited to an amount equal to the sum of the outstanding claims plus ten percent (10%) of such sum. Should said Shareholders and Holders fail to renew the Letter of Credit before September 2002, Primor is empowered to unilaterally direct BVC to request, within the following two (2) trading days, from BBH the payment in an amount equal to the claims that are still pending of resolution, plus ten percent (10%) of said amount. In this case, Primor is bound to return in whole or in part, the received amounts in case the pending claims are not sustained, either in whole or in part, plus ten percent (10%) of the amounts that must be reimbursed. The same procedure shall apply each year if, as of

     August 30 of any year, there are pending claims (deducting any settled claims from such amounts).

The parties acknowledge that the duty entrusted to BVC for the above mentioned purposes has been separately agreed upon.

It is herein agreed upon that the Shareholders and Holders indicated in Exhibit H, may, as from this date, replace the Letter of Credit with a bond or insurance policy issued by an insurance company or any other credit worthy financial institution, prior approval of Primor, which shall not be unreasonably withheld or denied.

TEN: TERM OF THE AGREEMENT; CONDITION PRECEDENT
-----------------------------------------------

This Agreement shall be in force as from its execution date, except for the obligation of Primor to start the Offers, which obligation shall be subject to the Venezuela Security Commission authorizing the disclosure of the reports of the Offers and the Summaries thereof, in accordance with article 9 of the Rules on POs, and subject to the approval by the SEC of the no action letter necessary to start the Offers.

ELEVEN: AGREEMENT TERMINATION AS BY OPERATION OF LAW.
-----------------------------------------------------

This Agreement may be terminated as by operation of law at any time before the expiration date of the Offers (or on the first expiration date of both Offers) in the following cases:


A) By Primor or by the Shareholders and Holders, (i) if the Offers end without the shares or the ADRs of Mavesa being purchased, according to the terms and conditions of the Offers, or if the Closing of Offers fails to take place no later than June 30, 2001; or (ii) if the Venezuela Security Commission or the SEC fail to give the pertinent instructions or exemptions to start the Offers no later than February 28, 2001; in case of subsection
     (i) or (ii) provided that it is not due to reasons attributable to the party requesting a resolution; or (iii) any regulation forbidding the performance of the transaction herein provided becomes in force (including without limitation the Offers) under the terms stated herein; (iv) an exchange control system or exchange rate differential system is established or (v) a judgement hindering, prohibiting or restraining the completion of the Offers on a permanent basis under the terms hereof is pronounced.

B) By Primor or by the Shareholders and Holders, if (i) the other party has infringed any obligations hereunder, or (ii) if the representations and warranties of the other party are not true or accurate, except when it is possible to remedy the infringement within five (5) trading days following the notice given by the other party.

C) By any Shareholder or Holder, in case there is a competitive offer in cash, offering to purchase all the shares and ADRs of Mavesa that the shareholders and holders of ADRs are willing to sell, regardless the base condition, that provides a higher added value from an economic-financial point of view, and better terms and conditions than the ones set forth in the Offers, for all shareholders and holders of ADRs.

D) By Primor or by the Shareholders and Holders, in case that the Superintendency for the Promotion and Protection of Free Competition or any other entity having jurisdiction, by way of administrative act, objects or subjects the transaction to certain conditions that make it necessary to alter the essential provisions of this Agreement, of the Offers or of any other contract related to said offers, or that adversely affects the party requesting it, and provided that the action remains in force for more than five (5) trading days.

E) By Primor, when a competitive offer has been submitted, or in case of extraordinary circumstances not related to Primor, prior consent of the Venezuelan Security Commission, or in case the Board of Directors of Mavesa withdraws or modifies its recommendation related to the Offers.

In case of termination upon the request of any Shareholder or Holder, the Agreement shall be terminated only with relation to such Shareholder or Holder, having full force and effect with relation to the other Shareholders or Holders, except in case the decision is requested by the Shareholders and Holders representing more than twenty six percent (26%) of the Securities, in which case the decision shall have full force and effect for all the shareholders.

Termination of the Agreement according to this Section shall be effective through written notice given to the other party, where the grounds for termination shall be stated. Likewise, termination of the Agreement in accordance with this Section shall not render any party liable, except in the case of breach of this Agreement. In case the party that is not requesting termination of the Agreement believes that such termination is not applicable, it must give notice to the other party within five (5) trading days following reception of the notice of termination, and provisions of Section Thirteen shall apply. In any case, the arbitration award shall have declaratory effects only. The Agreement may be terminated at any time by written notice given among Primor and the Shareholders and Holders.

TWELVE: NOTICES
---------------

For purposes of this Agreement, any notice related hereto shall be deemed valid by sending the pertinent written notices to the following addresses:

     Primor:
     Cuarta Transversal de los Cortijos de Lourdes
     Centro Empresarial Polar, Piso 1
     Los Cortijos de Lourdes
     Caracas
     Attention: Guillermo Bolinaga, Direccion de Asuntos Legales (Legal Department)
     Tel. 202-3414
     Fax. 202-3364

     The Shareholders and Holders:
     Escritorio Viso Rodriguez Cottin Medina Garcia & Asociados
     Avenida Francisco Solano Lopez, cruce con calle Pascual Navarro Torre Banvenez, Piso 14
     Sabana Grande
     Caracas
     Attention: Luis Garcia Montoya and Alberto Tovar Phelps

Either party may modify the address where notices are to be given through written notice to the other party. However, while notice of said modification is not given, the addresses for notice purposes shall remain the same.

THIRTEEN: ARBITRATION
---------------------

The parties shall timely try to solve in good faith any controversy relative to this Agreement. In case of any discrepancy or dispute relative to this Agreement, its construction, validity, terms or performance, a period of seven
(7) running days will be given to the parties to try to reach an agreement on friendly terms. Said term shall be extended upon mutual agreement between the parties.

In case such term has elapsed or the parties have failed to reach an agreement to extend such term, the parties agree that any controversy arising from this Agreement, its construction, validity, term, performance, and anything relative to substantial issues hereof, shall be finally solved by the arbitration proceeding, according to the Venezuelan law exclusively, in the City of Caracas. The proceeding shall be conducted in Spanish, according to the Commercial Arbitration Act of the Venezuela Republic, in conformity with to the following rules:

(i) The arbitration proceeding shall be conducted by three (3) neutral arbitrators appointed as follows: each party shall appoint one arbitrator and the arbitrators so appointed shall in turn appoint a third arbitrator, who shall be the President of the Arbitration Court. The appointment of the members of the Arbitration Court shall be made within a period not in excess of ten (10) running days as from the date the arbitration proceeding is requested; upon such date the Arbitration Court must be organized. Should the arbitrators so elected fail to agree on the appointment of the third arbitrator, then, in the afternoon of the next business day following expiration of the period of ten (10) days above mentioned, the parties shall place three (3) slips in a bag, each of them indicating the name of the proposed arbitrator. Once all the slips have been placed in the bag, one slip will be taken out indicating the name of the third arbitrator. The person to take the slip from the bag shall be chosen at random.

(ii) In any case, the arbitrators shall have the following qualifications: (a) speak fluent Spanish and English; (b) be neutral and have no conflicts of interests; (c) be a lawyer familiar with the commercial laws and customs and uses of Venezuela and the United States; (d) have experience in commercial arbitration.

(iii) Service of the summon to answer the arbitration complaint and any other notices to be given during the proceeding, shall be given in the way and to the address for notice purposes of the defendant(s), as provided for in Section Eleven hereof.

(iv) The hearing of the arbitration proceeding shall commence on the next business day following the organization of the Arbitration Court.

(v) The parties shall have thirty (30) running days as from the date of commencement of the hearing of the arbitration proceeding to offer evidence and arguments. Such term shall not be extended except by written consent of the parties and prior writings duly prepared and founded by the members of the Arbitration Court.

(vi) The arbitrators shall have thirty (30) running days as from the end of the term for the offering of evidence and arguments of the parties to pass the arbitration award. Such term shall not be extended except by written consent of the parties and prior writing duly prepared and founded by the member of the Arbitration Court.

(vii) The arbitration award shall be evidenced in writing and shall indicate the facts that constitute the grounds and the jure and the fact reasons for the decision contained in the award.

(viii) The arbitration award shall be final and binding on the parties and it must contain a decision related to the costs, including the lawyers' reasonable fees and expenses incurred therein. Upon submission of the controversy to an arbitration proceeding, it is understood that the parties have waived any remedies against the arbitration award which they might be entitled.

(ix) The costs, including lawyers' reasonable fees and expenses, shall be totally paid by the party against which the arbitration award was passed. In case the arbitration award was not totally passed against either party, the cost of the arbitration proceeding shall be equally allocated between the parties, except with regard to the fees and costs of each party's lawyer, which shall be paid by each party.

(x) Judgement may be passed at any court having jurisdiction on the award or on the parties or assets thereof.

By delivery of these presents, the parties accept and agree on the arbitration proceeding herein contained and they expressly waive any other defense that they may have based upon lack of jurisdiction or competence.

The parties and members of the Arbitration Court shall keep strict confidentiality with relation to the proceedings, the information provided by the parties and the result of the arbitration award, except when such information must become public due to any legal or judicial requirement.

FOURTEEN: PARTIES INVOLVED; REPRESENTATIVES
-------------------------------------------

This is an intuitu personae Agreement. However, Primor may appoint any legal person totally controlled by it to purchase Securities or it may appoint financial institutions to finance the purchase of Securities, if applicable, in both cases without novation of their obligations. Likewise, the Shareholders and Holders may assign the Securities to any natural person or body corporate totally controlled by them, who shall in turn assign them to Primor under the terms hereof, without novation of their obligations.

The Shareholders and Holders appoint Mr. Luis Garcia Montoya, from Venezuela, of age, holder of the identification card number 3.189.825, in the capacity of Representative of the Shareholders and Holders (the "Representative") for all matters related to this Agreement and for all representations that are to be made accordingly, and Mr. Alberto Tovar Phelps, from Venezuela, of age, holder of the identification card number 5.541.127, in the capacity of alternate representative for all matters related to this Agreement and for all representations that are to be made accordingly.

For the same purposes, Primor appoints Lorenzo Mendoza G., above mentioned, as representative, and Mr. Juan Simon Mendoza, from Venezuela, of age, holder of the identification card number 6.512.781 as alternate representative for all matters related to this Agreement.

FIFTEEN. EQUIVALENT AMOUNTS
---------------------------

In order to comply with article 95 of the Act of the Central Bank of Venezuela, the equivalent amount in Bolivares of all the amounts stated herein in American Dollars shall be the amount resulting from applying thereto the exchange rate differential of six hundred ninety nine Bolivares with fifty cents per American Dollars (Bs.699.50 per US$).

SIXTEEN: This Agreement shall only give rights and obligations unto the parties
-------
hereto, and therefore no third party shall have any rights arising herefrom.

SEVENTEEN: APPLICABLE LEGISLATION
---------------------------------

This Agreement shall be governed by the laws of the Bolivarian Republic of Venezuela.

EIGHTEEN: CONTRACTUAL JURISDICTION AND DOMICILE
-----------------------------------------------

For all purposes hereof, the city of Caracas is chosen as the special and exclusive domicile and the parties agree to submit themselves to the jurisdiction of the pertinent courts.

NINETEEN: PUBLICATION
---------------------

         Any publication, press release, and communications with governmental entities concerning this Agreement and the Offers shall be previously consulted with and coordinated by the parties through the Representatives thereof. They shall take place under the terms and conditions intended to protect the shareholders' rights and the enforcement of the Venezuelan and American regulations.

     This Agreement has been executed in twenty six (26) counterparts.

     Caracas, on this twenty first (21) day of the month of January of the year two thousand and one (2001).

PRIMOR ALIMENTOS, C.A.

-----------------
Lorenzo Mendoza G.
Director

PRIMOR INVERSIONES, C.A.

-----------------
Lorenzo Mendoza G.
Director

JONATHAN COLES WARD

-----------------


ALBERTO TOVAR PHELPS               INES MANCERA DE TOVAR

----------------------             -------------------------
                                   C.I. 7.682.460



BEATRIZ DE CHELMINSKI DE COLES


-------------------


ALICIA COLES DE CHELMINSKI


--------------------

ANDRES COLES DE CHELMISNKI


--------------------


MIGUEL COLES DE CHELMINSKI


---------------------


NELLY CERVINI DE FRAGACHAN


---------------------

JESUS ANIBAL ROJAS                 NATIVIDAD BALERDI DE ROJAS


---------------------              ---------------------------
                                   C.I. 3.405.258





JESUS MANUEL ROJAS                 MARIELA TORRES DE ROJAS



---------------------              ---------------------------
                                   C.I. 2.499.743


NICHOLASHA LIMITED


-----------------
Guillermo De La Rosa

Attorney-in-Fact


SHARE SYNDICATE I, L.L.C.


---------------------------
Ibrahim Garcia
Vice-president and Secretary


SHARE SYNDICATE II, L.L.C.


---------------------------
Guillermo de la Rosa
President and Alternate Secretary


SHARE SYNDICATE IX, L.L.C.


---------------------------
Ibrahim Garcia
Vice-president and Secretary

BERKSHIRE INTERNATIONAL S.A.


----------------------------
Luis Garcia Montoya
Representative


VALORES SAN NICOLAS, C.A.


------------------------------
Angel Alberto Cervini

Attorney-in-Fact


EDIFICIOS Y REMODELACIONES EL ENCUENTRO, C.A.



----------------------------
Henry Simon Chauran
President



DESARROLLOS 480, C.A.



----------------------------
Angel Cervini
Director




CONSULTORIA ESTUDIOS PROYECTOS, C.A. (CONEPRO)

---------------------------
Jonathan Coles
Attorney-in-Fact


INVERSIONES STUART, C.A.


---------------------------
Jonathan Coles
Attorney-in-Fact


LAVEDA FINANTIAL LTD

--------------------------
Luis Garcia Montoya


VALORES EL JUNKO, C.A.



-------------------------
Lilian Cervini de Poleo

LILIAN CERVINI DE POLEO


------------------------